EXHIBIT 99.1

Rio Bravo Oil, Inc. Announces Farmout Agreements

Houston, September 26, 2013 /PRNewswire/ -- Rio Bravo Oil, Inc. (OTCBB: RIOB) ("Rio Bravo" or the "Company"), a domestic onshore oil company, announced today that it executed two Farmout Agreements with 0947388 BC, Ltd. and its assign HBP Energy Corp., covering the Edwards and Buda formations on its leasehold properties in Caldwell County, Texas.

The Agreements call for the payment of $1 million, drilling of 6 Edwards wells, 5 Buda wells and the payment of a final farmout payments aggregating up to $12 million within 24 months of the execution of the Agreements. The Company will maintain a 24% carried interest in each well drilled by the Farmee. The first well is scheduled to be drilled in November, 2013.

Management Comments

Rio Bravo's CFO, Carlos Buchanan, commented, "The Farmout has provided Rio Bravo a path to finance the development of its proven undeveloped reserve locations. In addition, the transaction provides resources to evaluate and to potentially demonstrate the viability of other formations found on the Company’s leasehold interests in Caldwell County, Texas. Management will continue to evaluate other strategic acquisition and development opportunities.”

About Rio Bravo Oil, Inc.

Headquartered in Houston, Texas, Rio Bravo Oil is a growth focused public E&P Company with a strategic focus on development of proved undeveloped reservoirs, and the expansion of fields through unconventional methods and resource development. Rio Bravo is focused on developing conventional and unconventional oil fields onshore in the United States. Rio Bravo Oil’s leasehold position in the Salt Flat and Luling Branyon field has positioned us to expand through focused drilling in a productive environment. Additional information is available on the Company's website at http://www.riobravooil.com/

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments RIOB expects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by RIOB based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of RIOB, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in RIOB's filings with the Securities and Exchange Commission ("SEC"). RIOB's SEC filings are available on its website at www.RioBravoOil.com and on the SEC's website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and RIOB undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact:

Rio Bravo Oil, Inc.

2425 Fountain View Dr. Suite 300

Houston, Texas 77057

info@riobravooil.com

TEL (713)-787-9060, FAX (713) 456-2547